EXHIBIT 99.2


                     FORM OF LETTER TO FOREIGN SHAREHOLDERS



                           SPECIAL NOTE TO HOLDERS OF

                          FIRST LEESPORT BANCORP, INC.
                         Common Stock ($5.00 par value)

                           WHOSE ADDRESSES ARE OUTSIDE
                          THE UNITED STATES AND CANADA

Dear Shareholder(s):

         Enclosed you will find materials relating to the rights offering (the "Offering") of First Leesport Bancorp, Inc. (the "Company"). A Subscription Rights Certificate representing Rights to subscribe for shares of the Company's Common Stock at $______ per share is not included in this mailing, but instead is being held on your behalf by the Subscription Agent, American Stock Transfer & Trust Company. If you wish to exercise any or all of the Rights, you must so instruct the Subscription Agent in the manner described in the accompanying Prospectus and Instructions as to Use of Subscription Rights Certificate by 5:00 p.m., Eastern Time, on December 12, 2001, unless extended by the Company to a time no later than 5:00 p.m., Eastern Time, on January 2, 2002.

         ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO SANDLER O'NEILL SHAREHOLDER SERVICES, A DIVISION OF SANDLER O'NEILL & PARTNERS, L.P., THE INFORMATION AGENT, AT (866) 238-9463 (toll free).